Exhibit 99.1

CHEMTURA ANNOUNCES STOCKHOLDER APPROVAL OF
MERGER AGREEMENT WITH LANXESS

Philadelphia, Pa, February 1, 2017 – Chemtura Corporation (NYSE: CHMT) (Euronext Paris: CHMT) today announced that at a special meeting of stockholders held today, Chemtura stockholders voted to approve and adopt the previously announced merger agreement under which LANXESS Deutschland GmbH, a wholly owned subsidiary of LANXESS AG (FRA: LXS), will acquire all of the outstanding shares of Chemtura common stock for $33.50 per share in cash, without interest. Approximately 99.88% percent of the votes cast at the special meeting were in favor of the approval and adoption of the merger agreement, representing approximately 81.77% percent of Chemtura’s outstanding common stock as of December 23, 2016, the record date for the special meeting.

Craig A. Rogerson, President and Chief Executive Officer of Chemtura and Chairman of the Chemtura Board of Directors, said, “We are pleased that our stockholders recognize the immediate and substantial value of this compelling transaction. We thank our stockholders for their support and look forward to a bright future ahead as part of LANXESS.”

Subject to satisfaction or waiver of the remaining customary closing conditions in the merger agreement, the transaction is expected to close in mid-2017, at which time Chemtura will cease to be traded on the NYSE and Euronext Paris.

About Chemtura

Chemtura Corporation, with 2015 sales of $1.7 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning Chemtura is available at www.chemtura.com.

CONTACTS

Media:
Matt Benson/David Millar

Sard Verbinnen & Co

+1 (212) 687-8080

Investors:
Matthew Sokol

Director, Investor Relations and Corporate Development

+1 (203) 573-2153